SCHEDULE 14A

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AMTRUST FINANCIAL SERVICES, INC.

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The following presentation was delivered to Institutional Shareholder Services today.

May 2018 CONSISTENT VISION DIFFERENTIATED MODEL SUSTAINABLE GROWTH Investor Presentation: AmTrust Financial Services, Inc.

Safe Harbor Statement This presentation contains certain forward-looking statements that are intended to be covered by the safe harbors created by the Private Securities Litigation Reform Act of 1995. When we use words such as "anticipate," "intend," "plan," "believe," "estimate," "expect," or similar expressions, we do so to identify forward-looking statements. Examples of forward-looking statements include the plans and objectives of management for future operations, including those relating to future growth of our business activities and availability of funds, and estimates of the impact of material weaknesses in our internal control over financial reporting, and are based on current expectations that involve assumptions that are difficult or impossible to predict accurately and many of which are beyond our control. Actual results may differ materially from those expressed or implied in these statements as a result of significant risks and uncertainties, including, but not limited to, the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement, including as a result of any downgrade in the A.M. Best Financial Strength Rating of the Company’s insurance subsidiaries below “A”, which risk may be heightened due to the fact that such ratings are currently “under review with negative implications” and that the Company has previously disclosed material weaknesses in its internal controls over financial reporting, the inability to obtain the requisite stockholder approval for the proposed merger or the failure to satisfy other conditions to completion of the proposed merger, risks that the proposed transaction disrupts current plans and operations, the ability to recognize the benefits of the merger, the amount of the costs, fees, expenses and charges related to the merger, non-receipt of expected payments from insureds or reinsurers, changes in interest rates, changes in tax laws, the effect of the performance of financial markets on our investment portfolio, the amounts, timing and prices of any share repurchases made by us under our share repurchase program, development of claims and the effect on loss reserves, accuracy in projecting loss reserves, the cost and availability of reinsurance coverage, the effects of emerging claim and coverage issues, changes in the demand for our products, our degree of success in integrating acquired businesses, the effect of general economic conditions, state and federal legislation, regulations and regulatory investigations into industry practices, our ability to timely and effectively remediate the material weakness in our internal control over financial reporting and implement effective internal control over financial reporting and disclosure controls and procedures in the future, access to public markets to raise debt or equity capital, risks associated with conducting business outside the United States, the impact of Brexit, developments relating to existing agreements, disruptions to our business relationships with Maiden Holdings, Ltd. or National General Holdings Corp., breaches in data security or other disruptions with our technology, any inability to keep pace with technological advances, heightened competition, changes in pricing environments, changes in asset valuations and the results of legal proceedings. Additional information about these risks and uncertainties, as well as others that may cause actual results to differ materially from those projected, is contained in our filings with the SEC, including our Annual Report on Form 10-K and our quarterly reports on Form 10-Q. The projections and statements in this presentation speak only as of the date of this presentation and we undertake no obligation to update or revise any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law.

Agenda AmTrust Overview Evergreen Transaction Result of Robust Process Removes Significant Business Risks and Uncertainties Summary

Global provider of insurance and risk solutions Founded in 1998 with IPO in 2006 Grew from $10M in gross written premiums in 1998 to $8.4B in 2017 7,000+ global employees in 70 countries Leading market positions Top three provider of workers’ compensation insurance Top three warranty underwriter in the U.S. Top 13 Lloyd’s of London manager by capacity A Fortune 500 company Included in the Fortune 500 list in 2017 Total revenue of ~$6.0B in 2017 AmTrust Financial Overview Note: FORTUNE and FORTUNE 500® are registered trademarks of Time Inc. and are used under License. FORTUNE and Time Inc. are not affiliated with, and do not endorse products or services of AmTrust Financial Services, Inc.

DIFFERENTIATED MODEL Innovative technology allows AmTrust to be highly responsive and adaptive Multi-line, multi-region product portfolio SUSTAINABLE GROWTH Growing Financial Capacity Thoughtful Capital Management CONSISTENT VISION Dedicated to small business Target lower hazard risk industry classes Expand in areas that fit our niche insurance focus Maintain underwriting and actuarial excellence Service-oriented claims management AmTrust is a global provider of insurance and risk solutions, focused on niche opportunities and operational excellence AmTrust Financial Overview (cont’d)

Agenda AmTrust Overview Evergreen Transaction Result of Robust Process Removes Significant Business Risks and Uncertainties Summary

Susan Fisch Independent Director 30+ years of experience as a reinsurance broker specializing in workers’ compensation Created the Workers’ Compensation Practice Group at Willis Re Previous experience at reinsurance and risk intermediaries Benfield Blanch and Enan & Company, actuarial company Towers Perrin, and others. Thorough Process led by Experienced and Independent Special Committee The Special Committee consists of independent directors with deep experience and functional expertise across the insurance sector, advised by leading independent financial and legal advisors Abraham Gulkowitz Independent Director 45+ years of experience in the financial services sector Co-founder and partner of Brookville Advisory, an investment fund Advisory board member of Gryphon Investors Group, a private equity firm Previous finance and M&A experience at Bankers Trust/Deutsche Bank and Chase Manhattan Bank Raul Rivera Independent Director 55+ years of experience in the insurance industry Former Chairman and CEO of National Benefit Life Insurance Company Board member of Insurance Federation of New York, Inc. Donald DeCarlo Chairman of Special Committee Former Chairman of the Board of Commissioners of the New York State Insurance Fund Former general counsel at The Travelers Group Former managing partner at Lord, Bissell & Brook, LLP Former general counsel for NCCI (national workers’ compensation ratings organization)

Going Private Delivers Highest Value for AmTrust Stockholders All cash offer provides unaffiliated stockholders immediate liquidity at a significant, certain premium to AmTrust’s unaffected closing stock price on January 9, 2018(1) Robust, independent diligence process by Special Committee, formed by independent directors of AmTrust, to ensure value was maximized Highest price available following two-month process No alternative acquisition proposals identified during process Shifts the business risks and uncertainties faced by the Company to the buyer group as AmTrust undertakes transformation program to achieve sustainable profitability (1) The last trading day prior to the public announcement to acquire all common shares outstanding of AmTrust that the Karfunkel-Zyskind Family did not already own or control.

Transaction Highlights Stone Point Capital, the Karfunkel Family and the CEO to Acquire AmTrust Financial Services, Inc. (“AmTrust” or the “Company”) AmTrust has entered into a definitive agreement with Evergreen Parent, L.P. (“Evergreen Parent”), an entity formed by private equity funds managed by Stone Point Capital LLC ("Stone Point”), together with Barry Zyskind, Chairman and CEO of AmTrust, George Karfunkel and Leah Karfunkel (collectively, the "Karfunkel-Zyskind Family"), in which Evergreen Parent will acquire the ~45% of the Company's issued and outstanding common shares that the Karfunkel-Zyskind Family and certain of its affiliates and related parties do not presently own or control. The transaction values the fully diluted equity of the Company at approximately $2.7 billion, excluding the Company's outstanding preferred stock. To support the transaction offer price of $13.50 per share, the Karfunkel-Zyskind Family agreed to increase the cap on the reserve adjustment and to cause the Company to pay Stone Point a transaction fee. $13.50 per share in cash provides significant, immediate and certain premium to unaffiliated stockholders Represents a 33% premium to the unaffected closing common stock price of $10.15 on January 9, 2018, the last trading day prior to the public announcement to acquire all common shares outstanding of AmTrust that the Karfunkel-Zyskind Family did not already own or control Represents a 34% premium to price 1-month prior to January 9, 2018 ($10.08) Represents a 22% premium to 90-day VWAP through January 9, 2018 ($11.03)(1) Negotiations resulted in an increase to the merger consideration of $1.25 from the per share consideration offered in the initial proposal, representing an increase of greater than 10% No alternative acquisition proposals identified during process All cash transaction at significant premium given risks Value to the unaffiliated stockholders of the Company continuing as an independent public company would not be as great as the merger consideration, due to the public market’s emphasis on short-term performance and the potential risks and uncertainties associated with the near-term prospects of the Company (1) Calculated as the average of daily volume weighted average prices.

Process Overview Note: Please refer to our definitive proxy materials on Form DEF-14A as filed with the SEC on May 4, 2018 The $13.50 per share merger consideration and other terms and conditions of the Merger Agreement resulted from extensive negotiations between the Special Committee and its advisors, and the buyer group and their counsel The Special Committee met more than 28 times since inception Considered the range of risks and potential likelihood of achieving greater value for stockholders via strategic alternatives to the merger Since the public announcement of the transaction proposal, none of the Company, the Karfunkel-Zyskind Family, the Special Committee or any of the Special Committee’s independent legal and financial advisors received any inbound inquiries from third parties related to potential alternative acquisition proposals The Special Committee consists of independent and disinterested directors Rigorous legal and financial diligence conducted by experienced, internationally recognized independent advisors, with extensive experience in similar transactions Financial advisors Deutsche Bank Securities, Inc. (“Deutsche Bank”) Legal advisors Willkie Farr & Gallagher LLP (“Willkie”) Merger Agreement allows the Board or the Special Committee to consider and respond to unsolicited third-party acquisition proposals Merger Agreement cannot be amended without the approval of the Special Committee Transaction requires approval by holders of a majority of the unaffiliated shares Process was rigorous and objective with the goal of maximizing stockholder value Rigorous review by the Special Committee Procedural safeguards favorable to stockholders and fairness of merger

Key Special Committee Activities and Events November 16 – November 17 Mr. Zyskind advised the Board of Stone Point’s interest in a potential transaction at a meeting of the Board on November 16, 2017 At the meeting, the Board determined to permit Stone Point to conduct due diligence in connection with a potential going-private transaction On November 17, 2017, Stone Point entered into a confidentiality agreement with the Company and thereafter commenced its due diligence investigation December 27 Mr. Zyskind indicated to the Board that, at the request of certain representatives of Stone Point, Mr. Zyskind was seeking the Board’s approval to permit Stone Point to discuss a potential transaction with the Karfunkel-Zyskind family, including the possible submission of a joint indication of interest to the Board regarding a potential acquisition of the outstanding shares of common stock of the Company not held or controlled by the Karfunkel-Zyskind Family and its affiliates and certain related parties In connection with the foregoing, Mr. Zyskind requested that the independent directors of the Board grant a waiver under Section 203 of the DGCL to permit discussions between Stone Point and the Karfunkel-Zyskind Family regarding such potential proposal December 28 The Board holds a telephonic meeting to discuss the formation of a special committee to consider the Section 203 waiver request and to consider any indication of interest that may be submitted by Stone Point and the Karfunkel-Zyskind Family, as well as other strategic alternatives available to the Company After discussion, the Board designated the Special Committee and appointed as its independent members Donald T. DeCarlo, Susan C. Fisch, Abraham Gulkowitz and Raul Rivera, the first three of whom are independent members of the audit committee of the Board and the fourth an independent member of the compensation committee of the Board Although the Special Committee was initially formed to consider the Section 203 waiver request, the Board also discussed its expectation that the Special Committee would engage an independent financial advisor and independent counsel to assist the Special Committee, further evaluate the independence of each member of the Special Committee with such counsel and, if in the future the Special Committee expected Stone Point and the Karfunkel-Zyskind Family to make a formal proposal, to request such additional authority and powers as the Special Committee, with the advice of its counsel, determined to be necessary or appropriate to evaluate such as proposal and other strategic alternatives available to the Company. Later that day, the Special Committee members met with the audit committee’s independent counsel to discuss the formation and role of the Special Committee and resolved to grant a revocable waiver under Section 203 to permit Stone Point to discuss a potential transaction with the Karfunkel-Zyskind Family Source: Definitive proxy statement filed with the SEC by AmTrust on May 4, 2018 11

Key Special Committee Activities and Events January 2 Special Committee interviews several law firms including Willkie, Farr & Gallagher and after discussion retains Willkie January 4 Special Committee interviews several potential financial advisors to the Special Committee, including Deutsche Bank Throughout Early January Representatives of Willkie meets representatives of the Company to discuss the legal due diligence process in respect of the potential proposal Counsel to the Trident Funds, Skadden, Arps, Slate, Meagher & Flom LLP (“Skadden”), and counsel to the Karfunkel-Zyskind Family, Paul, Weiss, Rifkind, Wharton & Garrison LLP (“Paul, Weiss”), negotiate joint bidding arrangements related to a potential proposal to acquire the outstanding shares of common stock not held or controlled by the Karfunkel-Zyskind Family and its affiliates and certain related parties January 8 Paul, Weiss contacts Willkie and requests that the Special Committee permit the Karfunkel-Zyskind Family to make a proposal together with funds managed by Stone Point to acquire the outstanding shares of Common Stock not held or controlled by the Karfunkel-Zyskind Family and its affiliates and certain related parties The Special Committee meets with Willkie to, among other things, discuss the request received from Paul, Weiss. Following discussion, the Special Committee resolves to permit funds managed by Stone Point and the Karfunkel-Zyskind Family to make such an acquisition proposal to the Board January 9 The Board adopts the resolutions proposed by the Special Committee. Among other things, the resolutions ratified the appointment of Mr. DeCarlo, Ms. Fisch, Mr. Gulkowitz and Mr. Rivera as members of the Special Committee, including the appointment of Mr. DeCarlo as chairman of the Special Committee The Board authorizes the Special Committee to evaluate a proposal from the Karfunkel-Zyskind Family and any other bidder affiliated or working with the Karfunkel-Zyskind Family and, if the Special Committee were to deem it appropriate and advisable, to negotiate and make recommendations to the Board with respect to such a proposal and a potential transaction January 9 Receipt of proposal by Stone Point and the Karfunkel-Zyskind Family to acquire all of the outstanding common shares of AmTrust that are not currently owned or controlled by the Karfunkel-Zyskind Family for $12.25 per share (the “Initial Proposal”); initial proposal was conditional upon approval of independent special committee, “majority of the minority” stockholder approval and other procedural standards established under Delaware law. January 10 Announcement of formation of the Special Committee to consider the Initial Proposal on behalf of the Company’s minority stockholders and announcement of Willkie as legal advisor to the SC Source: Definitive proxy statement filed with the SEC by AmTrust on May 4, 2018

Key Special Committee Activities and Events (cont’d) Source: Definitive proxy statement filed with the SEC by AmTrust on May 4, 2018 January 19 Special Committee appoints Deutsche Bank as financial advisor January 19 – February 27 Due diligence, including: review of virtual data room several discussions with Company CEO, CFO and Deputy CFO regarding business, accounting and financial matters and credit ratings discussions with Company chief global actuary regarding reserves and loss picks discussion with Company treasury and finance teams regarding current and projected liquidity discussion with Company’s external auditor (KPMG) regarding reserves and timing of 2017 audit discussions with several business unit leaders and co-chief chief investment officer regarding their business / financial / investment outlook review of legal matters including ongoing and threatened litigation Throughout February Special Committee receives feedback from select institutional investors From February 8 Special Committee conducts multiple rounds of price negotiations with Stone Point and the Karfunkel-Zyskind Family From February 15 Legal documentation negotiations (merger agreement, disclosure schedules, equity commitments) February 21 Special Committee is informed by AmTrust management that it is likely that the 10-K filing will be delayed February 26 Special Committee is informed by AmTrust management that A.M. Best will convene a ratings committee meeting due to the delay in 10-K filing February 27 Special Committee receives the latest draft of the 10-K February 28 Special Committee unanimously determines that the Merger Agreement was fair, advisable and in the best interests of the Unaffiliated Stockholders and recommends that the Board approve the merger March 1 Transaction announcement

Full Range of Strategic Alternatives Considered Scenario Description Potential benefits Considerations Status Quo Continue to execute on the current business plan Minority stake continues to be owned by public stockholders Advantages of being public including access to equity capital markets and public currency Benefit from remedial actions that are already underway Risks to executing management plan Continued pressure from rating agencies, regulators and clients Impact of continued distraction from public markets Sale to Third Party Explore 100% sale of AmTrust to a third party strategic or financial buyer Since announcement of offer on January 9, 2018 no strategic or financial buyers have contacted the Company, the Special Committee or their respective financial advisors Could facilitate price discovery Strategic buyers may identify potential synergies through consolidation of AmTrust’s platform Family stockholders have stated they do not intend to sell stake and their intent not to vote their shares in favor of an alternative transaction Further management distraction and required extensive due diligence for a broad sale process Recapitalization / share buybacks Lever up balance sheet and / or return excess capital to stockholders Buybacks would be accretive to book value per share, earnings per share and ROE given Company’s current trading levels Attractive financing environment Company has limited / no incremental leverage capacity or excess capital Any additional leverage or reduction in capital would likely put further pressure on AmTrust’s A.M. Best rating (already on negative watch) Reinsurance Recapture all / part of premium ceded to enhance earnings Increase earnings and profitability of the Company Complicated and time-intensive to negotiate and execute Unclear ability to capture better economics given likely tradeoffs on terms and conditions M&A Undertake strategic M&A to enhance positioning of company Supplement organic growth via accretive M&A Company has communicated to regulators and rating agencies that it has limited near-term plans for M&A Resumption of M&A activity would likely put pressure on ratings Would distract from ongoing initiatives to right-size the business and restore profitability Source: Based on Special Committee discussions with financial and legal advisors, including on February 28, 2018. Related exhibits are available on Schedule 13E-3 filed with the SEC by AmTrust on April 9, 2018.

Price Negotiations to Obtain Best Offer Premium to unaffected price ($10.15) 20.7% 27.1% 28.1% 33.0% Total # of price increases: 3 Total increase from initial offer: 10.2% (1) Stone Point agrees to initial offer only with reserve adjustment that indemnifies Stone Point for an adverse reserve development (2) Stone Point agrees to increase bid from $13.00 to $13.50 only after Karfunkel-Zyskind Family agrees to increase reserve adjustment and pay Stone Point a $15.0 million closing transaction fee (1) (2)

Valuation Framework

Overview of valuation methodologies considered

		Valuation levers	Description / Comments
Trading valuation	A	Public trading multiples	– Analysis of trading multiples for AmTrust and peers[(a)] relative to AmTrust – Price / Earnings, Price / Book Value, Price / Tangible Book Value are considered – Regression of Price / Book Value to Return on Equity (on a stated and tangible basis) is also used – Applied to Special Committee Case; Case 1 and Case 2 provided for reference only
DDM valuation	B	Dividend discount model	– Discount future dividends and the calculated terminal equity value – Apply an appropriate discount rate reflecting the cost of equity for AmTrust and peers' relative to AmTrust – Sum-of the parts framework to separately value Amynta (based on AmTrust estimate of $221.4mm of value as of 12/31/2017) and the contingent litigation asset (based on upper end of Willkie estimate of $15-$25mm) – Applied to Special Committee Case; Case 1 and Case 2 provided for reference only
M&A valuation	C	Precedent insurance transactions	– Analysis of multiples paid in precedent change of control transactions – Price / Earnings, Price / Book Value, Price / Tangible Book Value are considered – Applied to Special Committee Case; Case 1 and Case 2 provided for reference only – Focus on targets with similar business mix (workers' comp intensive) as well as P&C businesses or sellers experiencing stress leading up to sale
M&A valuation	D	Precedent minority squeeze-outs	– Review of precedent insurance minority squeeze-out bids relative to undisturbed price – Applied to unaffected stock price 1-day and 1-month prior to announcement, as well as 90-day VWAP
Reference metric	E	Public market performance and research perspectives	– Current and recent stock price performance – Review of Wall Street analyst price targets

(a) Peers include AIZ, AMSF, AFG, AGII, CNA, EIG, JRVR, MKL, NAVG, PRA, SIGI, THG and WRB.

Source: Based on Special Committee discussions with financial and legal advisors, including on February 28, 2018. Related exhibits are available on Schedule 13E-3 filed with the SEC by AmTrust on April 9, 2018.

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Dividend Discount Analysis

($ in millions except per share data)

- **Deutsche Bank performed a dividend discount analysis to calculate a range of implied present values of the distributable cash flows (1/1/18 – 12/31/21) and terminal value (as of 12/31/21)**
- **Assumed terminal earnings multiple range of 6.0x – 10.0x and cost of equity range of 12% - 16%**



Offer Price: $13.50
Special Committee Case Projections
$9.46
$15.00
Case 1 Projections
$10.79
$17.56
Case 2 Projections
$7.32
$11.12
Downside Case Projections
$5.19
$7.10
$0.00
$4.00
$8.00
$12.00
$16.00
$20.00

Key Assumptions

	2018E	2019E	2020E	2021E	2022E
Gross written premiums	$8,618	$8,890	$9,282	$9,700	$10,136
Combined ratio	95.7%	95.7%	95.2%	94.9%	94.3%
Operating earnings	$176	$197	$252	$306	$374

	2018E	2019E	2020E	2021E	2022E
Gross written premiums	$8,908	$9,312	$9,757	$10,245	$10,757
Combined ratio	94.2%	93.7%	93.4%	93.3%	93.1%
Operating earnings	$244	$290	$343	$391	$441

	2018E	2019E	2020E	2021E	2022E
Gross written premiums	$8,618	$8,890	$9,193	$9,515	$9,848
Combined ratio	95.7%	95.7%	95.7%	95.7%	95.7%
Operating earnings	$176	$189	$212	$237	$263

	2018E	2019E	2020E	2021E	2022E
Gross written premiums	$7,564	$6,051	$5,748	$5,748	$6,036
Combined ratio	98.8%	100.9%	99.0%	97.5%	96.5%
Operating earnings	$62	($37)	$39	$89	$127

Source: Merger proxy filed 5/4/2018.
Note: Analysis includes the present value of the Company's remaining 49% ownership interest in its U.S. fee businesses (based on the estimate of the carrying value) and the present value of a contingent litigation asset (estimated $15mm - $25mm).

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Precedent Insurance Transactions Note: Transactions over $200mm in deal value have been considered. Workers’ comp focused companies have 50% or more GPW or NPW from workers’ comp LoB. P/E multiple based on 2018E net income in the Special Committee case. Multiples calculated based on BV and TBV as of 3/31/2018. Source:Company filings, Thomson Reuters, Factset, SNL Financial (a) (b) (b)

Precedent Squeeze-Outs Insurance companies Note: Includes domestic insurance transactions since 2000 over $200mm in deal value. Source:Company filings, Thomson Reuters, Factset, SNL Financial, press articles

Precedent Squeeze-Outs Non-insurance companies Note: Includes domestic transactions since 2000 over $200mm in deal value. Source:Company filings, Thomson Reuters, Factset, SNL Financial, press articles

Agenda AmTrust Overview Evergreen Transaction Result of Robust Process Removes Significant Business Risks and Uncertainties Summary

Provides Unaffiliated Stockholders with Certain Value and Removes Risk In addition to providing immediate liquidity at a significant premium, the transaction provides certain value to unaffiliated stockholders and shifts the business risk and uncertainties faced by the Company to the buyer group, including: Ongoing reputational and business pressures faced by the Company Slower growth, including higher than expected loss and combined ratios for fiscal 2017 and Q4 2017 and the likelihood that such performance would be sustained for a longer than originally anticipated period of time negatively impacting the Company’s premium growth, underwriting margins and profitability; Material weaknesses the Company identified in its internal controls over financial reporting, which could result in adverse publicity, further litigation or action by governmental entities; Risk of a potential ratings downgrade by A.M. Best below “A”, especially in light of the fact that such ratings are “under review with negative implications”, which would likely reduce the amount of business the Company is able to write; The Company is named as defendants in various legal actions, including securities class action lawsuits; The Company has been responding to an investigation by the SEC. Transaction transfers all risks and uncertainties of the business to the buyer group

AmTrust Trading Performance (Jan/17 – Jan/18) 11/6/2017 AM Best places credit rating under review; Sale of FeeCo in $1.1bn LBO with MDP 5/25/2017 Announced $300mm private placement with members of the Family 6/9/2017 Sale of $200mm stake in National General 3/16/2017 Extended deadline to file 2016 10-K and announcement of further delay 4/10/2017 WSJ article 11/8/2017 Q3 earnings release; exhaustion of Premia adverse development cover 9/14/2017 Announced sale of policy administration system to NGHC for $200mm 6/5/2017 Appointment of new CFO 2/27/2017 Pine announces 2016 10-K filing delay 5/8/2017 Q1 earnings release 4/4/2017 2016 10-K filed Note: Market data as of 3/1/2018. Source: Company filings, Wall Street research, FactSet, Internet publications 11/13/2017 Pine downgraded by JMP 11/16/2017 WSJ article 1/9/2018 Public announcement of proposed offer of $12.25 per share by Stone Point Capital (“Stone Point”) and the Karfunkel / Zyskind family (“Family”) 3/1/2018 Transaction announcement at $13.50 per share AmTrust’s historical stock price declines reflect business risks and uncertainties facing the Company.

AmTrust Sell-Side Analyst Perspectives “Good time to be private…AFSI has been in the process of effectively recapitalizing itself in light of ongoing reserve charges…this has happened in the context of the company seeking to remedy control weaknesses... AFSI has a significant global franchise that has a good chance to move past these issues and grow again in the future. The franchise may weather the volatility around this period better as a private company.” -B. Riley FBR (Randy Binner); March 1, 2018 “We can surmise that AFSI management is concerned that short-term headlines may continue to keep pressure on shares…By taking some of these issues out of the publicly traded limelight, the company can remain focused on evolving to the company into a more mature insurance platform and less distracted by share volatility. Given the recent reserve charges in the past two years, the market would not be shocked to see an additional charge... We could see a raised offer between $13 and $13.50 per share.” -Compass Point Research & Trading (Ken Billingsley); January 12, 2018 “We believe the $13.50 offer price (116% of 4Q17 BVPS) will be accepted, since we think the shares would struggle to reach that level if AmTrust remains a public company... AFSI hasn't fully fixed its material financial control weaknesses...We believe difficult P&C market conditions and uncertainty about AmTrust's core earnings prospects will limit near-term outperformance.” -Keefe, Bruyette & Woods (Meyer Shields); March 19, 2018 Note: Permission to use quotes neither sought nor obtained.

AmTrust Sell-Side Analyst Perspectives (cont’d) “We are Neutral on AFSI with a price target near tangible book value. We have reservations around AFSI reserve deficiency following their 2017 pretax adverse charge of ~$420M and based on our recent reserve analysis. AFSI has a significant global franchise that has a good chance to move past these issues and grow again in the future. The franchise may weather the volatility around this period better as a private company. We reiterate our Neutral rating.” -B. Riley FBR (Randy Binner); May 18, 2018 “At this point, (absent a settlement between the current bidders and Mr. Icahn) we think that if the going-private transaction is disrupted, AFSI shares are much more likely to trade down significantly (we note that they closed at $10.15 on January 9, 2018, before the initial $12.25 go-private offer was disclosed) rather than up. We don't know whether the Zyskind/Karfunkel family and Stone Point Capital will agree to another bid increase, and we don't expect a third-party bid, given the Zyskind/Karfunkel family's current majority ownership of AFSI.” -Keefe, Bruyette & Woods (Meyer Shields); May 17, 2018 Note: Permission to use quotes neither sought nor obtained.

Stone Point a Strong Private Equity Partner Stone Point Capital is a financial services-focused private equity firm based in Greenwich, CT. Firm has raised and managed seven private equity funds – the Trident Funds – with aggregate committed capital of approximately $19 billion. Stone Point is well known and well regarded for its expertise in the insurance industry. Helps companies grow and build lasting value through deep sector know-how and vast network within the global financial services industry. Stone Point is very familiar with AmTrust and approached the Karfunkel-Zyskind Family to participate in the proposed transaction. 26

Agenda AmTrust Overview Evergreen Transaction Result of Robust Process Removes Significant Business Risks and Uncertainties Summary

Summary Transaction delivers highest value for stockholders Vote FOR the Merger Agreement All cash offer that provides significant and certain premium and immediate liquidity Comprehensive range of alternatives evaluated Robust, independent diligence process by Special Committee, formed by independent directors of AmTrust, to ensure value was maximized Highest price available following process Shifts the business risks and uncertainties faced by the Company to the buyer group as AmTrust undertakes transformation program to achieve sustainable profitability

Additional Information and Where to Find It In connection with the proposed transaction, AmTrust Financial Services, Inc. (the “Company”) has filed with the Securities and Exchange Commission (the “SEC”) a proxy statement on Schedule 14A and may file other documents with the SEC regarding the proposed transaction. This letter is not a substitute for the proxy statement or any other document that the Company may file with the SEC. Investors in and security holders of the Company are urged to read the proxy statement and any other relevant documents that are filed or will be filed with the SEC, as well as any amendments or supplements to these documents, carefully and in their entirety because they contain or will contain important information about the proposed transaction and related matters. Investors and security holders may obtain free copies of the definitive proxy statement and other documents filed with the SEC by the Company through the web site maintained by the SEC at www.sec.gov or by contacting the investor relations department of the Company or MacKenzie Partners, Inc., the Company’s proxy solicitor. Participants in the Solicitation The Company and its directors and executive officers may be deemed to be participants in the solicitation of proxies in connection with the proposed transaction. Information regarding the Company’s directors and executive officers, including a description of their direct interests, by security holdings or otherwise, is contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2017 as amended on Form 10-K/A filed with the SEC on April 23, 2018. A more complete description is available in the definitive proxy statement on Schedule 14A filed with the SEC on May 4, 2018. You may obtain free copies of these documents as described in the preceding paragraph.

May 2018 CONSISTENT VISION DIFFERENTIATED MODEL SUSTAINABLE GROWTH Investor Presentation: AmTrust Financial Services, Inc.